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                                                                     EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT
                            ------------------------


                  THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made this 5th day of June, 1998, by and between TELESERVICES ACQUISITION SUB 1 INC., a Delaware corporation ("Buyer"), TELESERVICES HOLDINGS CORPORATION., a Delaware corporation and ultimate parent of Buyer ("Parent"), PROTOCOL COMMUNICATIONS SERVICES, INC., a Massachusetts corporation (the "Seller") and David Dearborn and Francis Quinn (the "Stockholders", and each individually, a "Stockholder").

                              W I T N E S S E T H :
                              - - - - - - - - - -

                  WHEREAS, the Seller is principally engaged in the business of supplying telemarketing services (the "Business") and is the end user subscriber for certain toll free telephone numbers listed on Schedule 2.1(q) hereto (the "Toll Free Telephone Numbers");

                  WHEREAS, the Stockholders are presently the owners of all of the issued and outstanding capital stock of the Seller; and

                  WHEREAS, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller substantially all of its assets and operations subject to certain liabilities, all in the manner and subject to the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                  1.  TERMS OF ACQUISITION.

                  1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1.6 below), the Seller shall, and the Stockholders shall cause the Seller to, sell, transfer, convey, assign and deliver ("Transfer") to Buyer, and Buyer shall purchase, acquire and accept from the Seller, all of the Seller's rights, properties, assets, contracts, leases and businesses of every kind, character and description, whether tangible or intangible, real, personal or mixed, accrued, contingent or otherwise, and wherever located, less and except the Excluded Assets (as defined in Section 1.2 below) (after giving effect to the exclusion of the Excluded Assets, such assets are hereinafter collectively referred to as the "Transferred Assets"), free and clear of all liens, claims and encumbrances, including, without limitation:

                      (a) all cash and cash equivalents;

                      (b) all machinery, equipment, furniture, office equipment, telephone equipment, computers and computer equipment, spare parts, supplies, tools and vehicles;

----------
In this Exhibit, "[***]" represents material omitted from this Exhibit and filed separately with the Securities and Exchange Commission and for which Confidential Treatment has been requested.

                      (c) all of the Seller's right, title and interest in and to any income and payments due the Seller, including, without limitation, all accounts and accounts receivable whether or not reflected on the Seller's books and records;

                      (d) all letters of credit, leases of real and personal property, rental agreements, commitments, insurance policies, purchase orders, sales orders, service agreements, maintenance agreements, distribution agreements, supply agreements and all other contracts, agreements and understandings, whether written or oral, and all rights, claims and causes of action thereunder, whether pending or inchoate;

                      (e) all prepaid assets and all deposits, refunds, rebates and other rights to payment relating to the Transferred Assets or Assumed Liabilities, (as defined in Section 1.3 below);

                      (f) all intangible assets (including, without limitation, all issued and applied for patents, trademarks, copyrights, trade names, trade secrets, service marks, customer lists, relationships and arrangements with customers, covenants not to compete, inventions, formulae, processes and permits, computer software and source code, and all licenses, agreements and applications with respect to any of the foregoing, any goodwill associated with any of the foregoing, and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement) arising from or utilized in the operations of the Business, including the name "Protocol Communications Services";

                      (g) to the extent transferable, all licenses, authorizations and permits issued by any governmental agency relating to the Business or the Transferred Assets, and all applications therefor pending; and

                      (h) all books, records and files relating to the Business and the Transferred Assets and the operations thereof for all periods ending on or before the Closing Date, but excluding such items which relate to the Excluded Assets or the liabilities of the Seller not assumed by Buyer.

                  1.2 EXCLUDED ASSETS. Notwithstanding anything in Section 1.1 to the contrary, the Seller shall retain all of its right, title and interest in and to all of, and shall not Transfer to Buyer any of, the following assets, rights and properties (the "Excluded Assets"):

                      (a) any proceeds and any other consideration paid or payable in accordance with this Agreement and all rights of the Seller under this Agreement or any agreement or instrument executed pursuant hereto or thereto, including, without limitation, the Seller's right to enforce Buyer's representations, warranties and covenants hereunder and the obligations of Buyer to pay, perform or discharge the Assumed Liabilities;

                      (b) all minute books, stock books and similar corporate records of the Seller; and

                      (c) the items set forth on Schedule 1.2(c).

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                  1.3 ASSUMPTION OF LIABILITIES. Subject to the terms and
conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge when due only the following liabilities and obligations of the Seller and no others:

                      (a) liabilities and obligations of the Seller in respect of the accounts payable of the Seller set forth in the 12-Month Financial Statements (as defined in Section 1.7(a) hereof) and accounts payable of the Seller, and other non-material liabilities less than or equal to $25,000, incurred by the Seller in the ordinary course of business since the date thereof to the extent outstanding on the Closing Date, in each case exclusive of any such accounts payable in respect of personal expenses of the Stockholders;

                      (b) liabilities and obligations of the Seller in respect of Funded Debt (as defined in Section 1.7(d) hereof) to the extent set forth in the Closing Date Financial Statements;

                      (c) liabilities and obligations of the Seller to Dorothy
F. Quinn under the pension plan referred to in Schedule 2.1(t) hereto (the "Assumed Pension Obligations"); and

                      (d) obligations of the Seller for performance after the Closing under the agreements set forth on Schedule 2.1(v) hereto.

                  1.4 EXCLUDED LIABILITIES. "Excluded Liabilities" shall mean, and Buyer shall not assume and shall have no liability for, any liabilities or obligations of the Seller not specifically set forth in Section 1.3 above, including, without limitation, the following:

                      (a) any liability of the Seller for any Federal, state, local or foreign income, capital gains or franchise taxes or taxes on capital (including, without limitation, any deferred income tax liability and any penalties and interest thereon);

                      (b) any liability for expenses incurred by, or for claims made against, the Seller in connection with or resulting from or attributable to this Agreement or the transactions contemplated hereby, if any;

                      (c) any liability for any investment banking, brokerage or similar charge or commission, or any attorneys' or accountants' fees and expenses, payable or incurred by the Seller in connection with the preparation, negotiation, execution or delivery of this Agreement or the transactions contemplated hereby;

                      (d) any liability of the Seller to Buyer arising out of any misrepresentation or breach of any warranty of the Seller contained in this Agreement or any of the schedules or exhibits hereto or in any certificate, agreement, instrument or other document delivered pursuant hereto or out of the failure of the Seller to perform any of its agreements or covenants contained herein or therein or to perform or satisfy any of the Excluded Liabilities;

                      (e) any liability under any employee pension, benefit or other plan other than the Assumed Pension Obligation; and


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                      (f) any other liability arising from or relating to the
operation of the Business on or prior to the Closing Date to the extent not specifically set forth in Section 1.3(a), (b), (c), or (d) above.

The Seller shall remain fully liable for, and shall promptly pay when due, the Excluded Liabilities.

                  1.5 PURCHASE PRICE.

                      (a) As the purchase price for all of the Transferred Assets (the "Purchase Price"), (i) Buyer shall pay to the Seller an aggregate sum, subject to adjustment as provided in Section 1.7 below, of [******] in cash (the "Cash Purchase Price")and (ii) Buyer shall cause Parent to issue [******] shares of Class A Common Stock of Parent (the "Parent Common Stock") which Parent agrees shall be equal to [****] of the outstanding capital stock of Parent after completion of Phase I and Phase II Acquisitions, the further transfer of which shall be restricted under the Securities Act of 1933, as amended (the "Securities Act") and as provided under Section 2.2(e) hereof. For purposes hereof, (i) "Phase I Acquisition" shall mean the acquisition by Buyer of the businesses of Operators Standing By, Inc., Sweet, Schatz and Lewis, Inc., U.S. Telefactors Corporation and Protocol Communications Services, Inc. and "Phase II Acquisitions" shall mean the acquisition by Buyer or its affiliates of businesses comparable in revenues and earnings, in the aggregate, to the Phase I Acquisitions and which acquisitions shall occur on or before March 31, 1999.

                      (b) The Cash Purchase Price shall be payable in cash at Closing by wire transfer of immediately available funds as follows: (i) [******] to an account of the Seller designated in writing by the Seller allocated and
(ii) [******] to the account of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, as escrow agent ("Escrow Agent") designated in the escrow agreement annexed hereto as Exhibit A (as the same may be amended from time to time, the "Escrow Agreement"), to be held and disbursed by the Escrow Agent pursuant to the terms thereof.

                  1.6 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hertzog, Calamari & Gleason, 100 Park Avenue, 23rd Floor, New York, New York, at 10:00 A.M., June 5, 1998, or at such other place and/or on such other date and time as shall be agreed upon by Buyer and the Seller (the "Closing Date").

                  1.7 PURCHASE PRICE ADJUSTMENT.

                      (a) Within one hundred twenty (120) days after Closing, Buyer shall cause KPMG Peat Marwick LLP to deliver to the Seller an audited balance sheet and related statements of income, retained earnings and cash flows for the Seller's fiscal year ended December 31, 1997 (the "1997 Financial Statements"), and for the 12-month period ended March 31, 1998 (the "12-Month Financial Statements"), all of which financial statements shall be prepared in accordance with generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities Exchange Commission applicable to financial reporting of public companies.

                      (b) The Seller shall have forty-five (45) days from delivery of the 1997 Financial Statements and the 12-Month Financial Statements (collectively, the "Financial



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Statements") to raise any objection thereto by delivery of written notice to
Buyer setting forth such objections in reasonable detail. In the event that the Seller shall fail to so deliver such written objections with respect to any of the Financial Statements within such 45-day period, then any such Financial Statements in respect of which no such objection is so delivered shall be deemed final and binding on the parties. In the event that any such objections are so delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and, if unable to do so within fifteen (15) days of delivery of such objections, shall, within five (5) business days thereafter designate a nationally recognized firm of independent public accountants, mutually satisfactory to Buyer and the Seller (the "Independent Accountants"). In the event that Buyer and the Seller are unable to agree on the Independent Accountants within such 5-business day period, the Independent Accountants shall be designated jointly by the independent accountants of Buyer and the Seller within three (3) business days thereafter. The Independent Accountants shall resolve all remaining objections to the Financial Statements made by the Seller in accordance herewith within thirty (30) days from their date of designation. The determination of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be borne by the Stockholders, jointly and severally, unless the determination of the Independent Accountants shall result in an increase in the amount of the Purchase Price of more than ten (10%) percent over the amount of the Purchase Price as determined from the Financial Statements originally delivered to Seller.

                      (c) The Cash Purchase Price shall be adjusted in each of the following instances, based on the Financial Statements, as finally determined in accordance herewith, by the amounts ("Adjustment Amounts") determined as follows:

                          (i) in the event that the Seller shall have
outstanding on March 31, 1998, Net Funded Debt (as defined below) in excess of [******], the Cash Purchase Price shall be reduced by an amount equal to such excess;

                          (ii) in the event that the sum of [******] shall
exceed 12-Month EBITDA (as defined below) by more than [*******] (E.G., [**]), the Cash Purchase Price shall be reduced by an amount ---- equal to [****] for each $1.00 of such excess (rounded down to the nearest whole dollar); and

                          (iii) in the event that 12-Month EBITDA shall exceed
the sum of [*******] by more than [******] (E.G., [***]), the Cash Purchase Price shall be increased by an amount equal to [****] for each $1.00 of such excess (rounded down to the nearest whole dollar).

Within three (3) business days of the final determinations of the applicable Financial Statements (e.g., the Financial Statements from which each Adjustment Amount is to be calculated), (A) the Seller shall pay to Buyer (whether or not the sum of such Adjustment Amounts shall exceed the Cash Purchase Price) each Adjustment Amount calculated pursuant to Sections 1.7(c)(i) and 1.7(c)(ii) above in the aggregate, by wire transfer of immediately available funds to an account designated in writing by Buyer. Buyer shall pay to the Seller the Adjustment Amount calculated pursuant to 1.7(c)(iii), net of any unpaid Adjustment Amounts due to Buyer pursuant to Sections 1.7(c)(i) and 1.7(c)(ii) above, on terms to be agreed upon by Buyer and the Seller.


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                      (d) For purposes hereof, (i) "Funded Debt" shall mean the
remainder of all indebtedness of the Seller for borrowed money outstanding on March 31, 1998 (including, without limitation, capitalized lease obligations), exclusive of indebtedness incurred under the revolving credit facility referred to in Schedule 2.1(v) hereto, but only to the extent incurred in order to fund the Seller's working capital requirements, including distributions to fund the Stockholders' 1997 Federal and state tax liability in respect of earnings of the Seller, and (ii) "12-Month EBITDA" shall mean the earnings of the Seller for the 12-month period ended March 31, 1998, before deduction for interest, taxes, depreciation and amortization, in each case determined in accordance with GAAP and before deduction in respect of [******] in non-recurring charges mutually agreed to by Buyer and the Seller and, as set forth on the 12-Month Financial Statements.

                      (e) The parties acknowledge and agree that the Purchase Price shall be allocated among the Transferred Assets in accordance with
Schedule 1.7(e) hereto. The parties shall not take any position for purposes of Federal, state or local income taxes respecting the allocation of the Purchase Price which is inconsistent with the allocation set forth on such Schedule.

                  2.  REPRESENTATIONS AND WARRANTIES.

                  2.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDERS. The Seller and the Stockholders hereby, jointly and severally, represent and warrant to, and covenant and agree with, Buyer as follows:

                      (a) ORGANIZATION, GOOD STANDING AND POWER. The Seller is a corporation duly organized, validly existing and in good standing and authorized to exercise its corporate powers, rights and privileges under the laws of the State of Massachusetts with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Schedule 2.1(a) hereto sets forth all states and other jurisdictions in which the Seller is duly qualified and in good standing to do business as a foreign corporation. There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of its business makes such qualification necessary except those in which the failure to so qualify would not have a material adverse effect on Seller. Copies of the Seller's Articles of Incorporation and all amendments thereto, and of the Seller's By-Laws, as amended to date, are attached to Schedule 2.1(a) and are complete and correct.

                      (b) [INTENTIONALLY OMITTED]

                      (c) AUTHORITY. The execution and delivery by the Seller and the Stockholders of this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by any or all of them (all of the foregoing, including this Agreement, being hereinafter sometimes collectively referred to as the "Executed Agreements"), the performance by the Seller and any or all of the Stockholders (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary corporate action on the part of the Seller and by the Stockholders, and the Seller has all necessary corporate power with respect thereto. The Executed Agreements are, or when executed and delivered by the delivering parties shall be, the valid and binding obligations of the delivering parties, enforceable in accordance with


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their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by the Seller and any or all of the Stockholders (to the extent that they are parties thereto) of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by the Seller and any or all of the Stockholders (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of the Seller, (ii) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of contractual benefits to the Seller, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller or any Stockholder is a party or by which it or any of its properties or assets may be bound, (iii) violate any law, statute, rule or regulation, or to the knowledge of the Seller and the Stockholders, any order, writ, injunction or decree, applicable to the Seller or any of the Stockholders or any of their respective properties or assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of the Seller, or (v) interfere with or otherwise materially and adversely affect the ability of the Seller to carry on its business as now conducted.

                      (d) INTERESTS IN OTHER ENTITIES. Except as set forth in
Schedule 2.1(d) hereto, the Seller does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation or entity, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any entity, or (iii) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or to share any profits or capital investments in other persons or entities, or both.

                      (e) GOVERNMENTAL AUTHORIZATIONS; THIRD PARTY CONSENTS. Except as set forth in Schedule 2.1(e) hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other entity, and no lapse of a waiting period, is necessary or required to be obtained by the Seller or any Stockholder in connection with the execution, delivery or performance by any of them, of this Agreement, any of the Executed Agreements or the transactions contemplated hereby.

                      (f) PROJECTIONS. The Seller has delivered to Buyer a set of projections (the "Projections"), a copy of which is attached hereto as
Schedule 2.1(f), which the Seller and the Stockholders have been advised are material to Buyer in its decision to enter into this Agreement. The Projections are based on the best estimates of the Seller and the Stockholders derived from reasonable expectations at the time the Projections were made, and the Seller and the Stockholders believe that Buyer is justified in relying thereon, there being, however, no guarantee of the achievement of the Projections.

                      (g) FINANCIAL STATEMENTS; MINIMUM NET WORTH.

                          (i) The Seller has delivered to Buyer true and
complete copies of its unaudited balance sheets as of December 31, 1996, and related statements of income, retained earnings and cash flows for the period then ending (the "1996 Financial Statements"), true and complete copies of its unaudited balance sheets as of December 31, 1997, and related statements of income, retained earnings and cash flows for the period then ending and true and


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complete copies of its unaudited balance sheet as of March 31, 1998 (the
"Interim Balance Sheet"), and related statements of income, retained earnings and cash flows for the period then ending (collectively, with the Interim Balance Sheet, the "Interim Financial Statements"). All of such financial statements, including any notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved subject, in respect of the Interim Financial Statements, to normal year-end audit adjustments, none of which are material (except as may be otherwise expressly stated in said financial statements and notes thereto or in Schedule 2.1(g) hereto) and such financial statements and notes thereto fairly present the financial position of the Seller at the dates thereof and the results of its operations for the periods as indicated. The books and records of the Seller are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of the Seller as set forth in the financial statements referred to herein.

                           (ii) As of June 1, 1998, the Seller shall have had a
Net Worth equal to or greater than [******]. For purposes hereof "Net Worth" shall mean the excess of (A) the total Transferred Assets of the Seller as of June 1, 1998, over (B) the total Assumed Liabilities of the Seller as of such date, in each case, determined in accordance with GAAP.

                      (h) ABSENCE OF UNDISCLOSED LIABILITIES. The Seller does not have any liabilities, commitments or obligations, whether accrued, absolute, contingent or otherwise which have not been (i) in the case of liabilities, commitments and obligations of a type customarily reflected on the corporate balance sheet of the Seller, reflected on the Interim Balance Sheet in accordance with GAAP, incurred, consistent with past practice, in the ordinary course of business since the date of the Interim Balance Sheet and which are not material either individually or in the aggregate or (ii) in the case of all other types of liabilities and obligations, described in Schedule 2.1(h) hereto.

                      (i) ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Schedule 2.1(i) hereto, since December 31, 1997, the Seller has not:

                          (i) suffered any material adverse change in its
working capital, condition (financial or otherwise), assets, liabilities, business or operations;

                          (ii) incurred any material liabilities or obligations
except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $5,000 (counting obligations or liabilities arising from one transaction or a series or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

                          (iii) paid, discharged or satisfied any claim,
liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Interim Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Interim Balance Sheet;


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                          (iv) permitted or allowed any of its property or
assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

                          (v) written off as uncollectible any notes or accounts
receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which are material;

                          (vi) canceled any debts or waived any claims or rights
of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                          (vii) disposed of or permitted to lapse any rights to
use any Toll Free Telephone Number listed on Schedule 2.1(q) hereof, patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person any trade secret, formula, process or know-how;

                          (viii) granted any general increase in the
compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and, unless otherwise set forth in Schedule 2.1(i), no such increase is customary on a periodic basis or is required by agreement or understanding;

                          (ix) made any single capital expenditure or commitment
in excess of $10,000 for additions to property, plant, equipment or intangible assets or made aggregate capital expenditures and commitments in excess of $50,000 (on a consolidated basis), for additions to property, plant, equipment or intangible assets;

                          (x) declared, paid or set aside for payment any
dividend or other distribution in respect of its capital stock;

                          (xi) made any change in any method of accounting or
accounting practice;

                          (xii) paid, loaned or advanced any amount to, or sold,
transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, debtholders, stockholders or employees or any "affiliate" or "associate" of any of its officers, directors, noteholders, stockholders or employees (as such terms are defined in Rule 405 promulgated under the Securities Act and as used herein "Associate" and "Affiliate"), except for compensation to officers and employees at rates not materially exceeding the rates of compensation paid during the year ended December 31, 1997;

                          (xiii) paid any amount in respect of indebtedness for
borrowed money except for regularly scheduled payments of principal and interest in accordance with the terms thereof; or


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                          (xiv) agreed, whether in writing or otherwise, to take
any action described in this Section unless such action is specifically excepted from this Section or described in Schedule 2.1(i).

                      (j) TAX MATTERS. Except as set forth in Schedule 2.1(j) hereto, the Seller has filed with the appropriate governmental agencies all Federal, state, local or foreign tax returns and reports required to be filed by it ("Returns"), has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes ("Taxes"), together with interest, penalties, assessments and deficiencies owed by it (whether or not shown on any Returns), and to its knowledge all such Returns were correct and complete in all respects. The Seller is not currently the beneficiary of any extension of time within which to file any Returns. The Seller has previously provided Buyer with true and complete copies of all such Returns filed within the past 5 years. The provisions for income and other Taxes reflected on the Interim Balance Sheet are adequate for all accrued and unpaid taxes of the Seller as of the date of the Interim Balance Sheet, whether (i) incurred in respect of or measured by income of the Seller for any periods prior to the close of business on that date, or
(ii) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provision for Taxes reflected on the books of account of the Seller is adequate for all Taxes of said entity which accrued since the date of the Interim Balance Sheet. There are no filed or other known tax liens upon any property or assets of the Seller. The Seller has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to the Seller's or any Stockholder's knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes. To the knowledge of the Seller and the Stockholders, no issue has arisen in any examination of the Seller by any governmental authority that if raised with respect to any other period not so examined would, if upheld, result in a material deficiency for any other period not so examined. There is no unresolved written claim by a governmental authority in any jurisdiction where the Seller does not file Returns that the Seller is or may be subject to taxation by such jurisdiction. There has been no examination or audit with respect to Taxes with respect to any year. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                      (k) LITIGATION. Except as set forth in Schedule 2.1(k) hereto, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending, or to the best knowledge of the Seller and the Stockholders, threatened against or affecting, or which, if adversely determined, would have a material adverse effect on the Seller or any of its properties, assets or businesses or the transactions contemplated hereby. To the best knowledge of the Seller and the Stockholders, there are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against the Seller which are not satisfied.

                      (l) COMPLIANCE WITH APPLICABLE LAW. The Seller is, and at all times since its formation has been in all material respects in compliance with all Federal, state, local and foreign laws, statutes, ordinances, regulations, and administrative rulings (collectively "Laws"), promulgated by any governmental or regulatory authority applicable to the Seller or to the conduct of the business or operations of the Seller or to the use of its properties and assets, including, without limitation, all environmental Laws and all Laws relating to the Toll Free Telephone Numbers. The Seller has not received, and the Seller and the Stockholders do not know of the issuance or threatened issuance of, any notices of violation or alleged violation of any laws by the Seller. Neither the Seller nor the Stockholders know of any pending or proposed legislation applicable to the Seller or to the conduct of business or operations of the Seller which, if enacted, could have a material adverse effect on the business, results of operations, financial position or prospects of the Seller or the value of its properties or assets.

                      (m) PERMITS. A list of all permits, approvals, licenses, certificates, franchises, authorizations, consents and orders ("Permits") necessary to the operation of the business of the Seller in the manner in which it is presently conducted is set forth on Schedule 2.1(m) hereto. All such Permits are valid and remain in full force and effect. The Seller has not engaged in any activity which would cause revocation or suspension of any such Permits and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or threatened. No additional Permits will be required to permit the Seller to continue its business substantially in the manner it is presently conducted after the consummation of the transactions contemplated hereby, except those the failure of which to obtain would not have a material adverse effect on Seller.

                      (n) TITLE TO PROPERTIES. The Transferred Assets constitute all assets which have been used in the Business since December 31, 1997, except worn out or obsolete equipment disposed of in the ordinary course of business, and which are necessary for the conduct of the Business. The Seller does not own any real property. Except as set forth in Schedule 2.1(n) hereto, the Seller has good title to all of the properties and assets (personal and mixed, tangible and intangible) reflected on the Interim Balance Sheet or thereafter acquired or which it purports to own (except properties or assets sold or otherwise disposed of in the ordinary course of business consistent with past practice subsequent to the date of the Interim Balance Sheet which in the aggregate did not have a book value in excess of $5,000), free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the Interim Balance Sheet. Schedule 2.1(n) also contains an accurate list setting forth all (i) real property leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by the Seller and (ii) significant personal property leased by or to the Seller or subject to a title retention or conditional sales agreement or other security device. All leases listed in Schedule 2.1(n) are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws; there are no existing defaults by the Seller thereunder; no event of default has occurred which (whether with or without notice, lapse of time or both) would constitute a default by the Seller thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights and obligations of the Seller under such leases. All of the tangible property (whether owned or leased) included in the Transferred Assets are located at the real property leased by the Seller as set forth in Schedule 2.1(n) hereto.

                      (o) ACCOUNTS RECEIVABLE; FIXED ASSETS.

                          (i) The accounts receivable reflected on the Interim
Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the reserve for bad accounts reflected therein, and are not subject to any offsets. The accounts receivable of the Seller which were thereafter added are good and collectible in the ordinary course of business at the aggregate amounts recorded on the books of account, less the amount of the reserve for bad accounts reflected therein (which reserve has been established on a basis consistent with prior practice and in accordance with GAAP) and are not subject to any offsets. Set forth on
Schedule 2.1(o) hereto is a true and complete list of the Seller's accounts receivable as of May 31, 1998, and aging with respect thereto.

                          (ii) Schedule 2.1(o) hereto contains a complete and
accurate list of all machinery, equipment and other fixed assets of the Seller (the "Equipment") having a book value in excess of $1,000. Each such item of Equipment is in good operating condition, normal wear and tear excepted, and is fit for its intended use. Each such item has been maintained, in all material respects, in accordance with its manufacturer's recommended maintenance practice and with prudent business practice and no such maintenance has been deferred.

                      (p) INTELLECTUAL PROPERTY. Schedule 2.1(p) hereto lists all licenses, patents, copyrights, or trademarks owned or used by the Seller in the conduct of its business and all applications therefor (the "Intellectual Property"). No officer or director, stockholder or employee of the Seller nor any of their Affiliates or Associates has any ownership or other interest in any of the Intellectual Property. To the knowledge of the Seller and the Stockholders, none of the Intellectual Property is being infringed upon by, or infringes, any licenses, patents, copyrights, trademarks or other intellectual property rights of any other person or entity. Except as set forth in Schedule 2.1(p), the validity of the Intellectual Property and the title thereto of the Seller have not been questioned in any litigation or governmental inquiry or proceeding to which the Seller, is a party, and, to the best knowledge of the Seller and the Stockholders, no such litigation, governmental inquiry or proceeding is threatened. To the Seller's knowledge, the conduct of the business of the Seller as presently conducted does not conflict with valid licenses, trademarks, trademark rights, trade names, trade name rights, service marks or patents of others in any way likely to affect adversely, in any material respect, the Intellectual Property.

                      (q) TOLL FREE TELEPHONE NUMBERS. Schedule 2.1(q) hereto sets forth a complete list of all Toll Free Telephone Numbers owned or used by the Seller in the conduct of its business. No officer or director, stockholder or employee of the Seller nor any of their Affiliates or Associates has any ownership or other interest in the Toll Free Telephone Numbers. The Seller has not warehoused, brokered or hoarded (as those terms are defined in the Second Report and Order and Further Notice of Proposed Rulemaking in CC Docket No. 95-155, Released April 11, 1997, by the Federal Communications Commission ("FCC")) any of the Toll Free Telephone Numbers in violation of any applicable FCC rules or regulations.

                      (r) INSURANCE. Schedule 2.1(r) hereto contains a complete and correct list and copies of all policies of insurance in which the Seller or its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect and in the reasonable judgment of the Seller and the Stockholders provide the type and amount of coverage reasonably required for the business of the Seller.

                      (s) BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 2.1(s) hereto contains a complete and correct list showing (i) the name of each bank in which the Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from the Seller.

                      (t) EMPLOYEE ARRANGEMENTS; ERISA. The Seller has no union, collective bargaining, employment, management, or consulting agreements to which the Seller is a party or is otherwise bound. Schedule 2.1(t) hereto contains a true and complete list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by the Seller or under which the Seller has any material obligations (other than obligations to make current wage or salary payments) in respect of, or which otherwise cover, any of the current or former officers, employees or consultants of the Seller, or their beneficiaries (each an "Employee Benefit Plan" and collectively the "Employee Benefit Plans"). Except as set forth in Schedule 2.1(t) hereto, no Employee Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). The Seller has provided Buyer true and complete copies of all Forms 5500 (with attached schedules) filed during the three most recently ended plan years for each Employee Benefit Plan. Except as set forth on Schedule 2.1(t) hereto, all Employee Benefit Plans comply, in all material respects, in form, operation and administration with their respective provisions, the applicable provisions of ERISA, the Code and other applicable laws. All contributions to and payments from the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans, and when applicable, ERISA and the Code, have been made or are properly accrued and reflected on the Balance Sheets or the books and records of the Seller. Schedule 2.1(t) hereto also lists the names and compensation of all persons employed by the Seller. Except as set forth on
Schedule 2.1(t) hereto, the Seller has no Employee Benefit Plans which are qualified for Federal income tax exemption under Sections 401 and 501 of the Code.

                      (u) CERTAIN BUSINESS MATTERS. Except as set forth in
Schedule 2.1(u) hereto (i) the Seller is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale, distribution or servicing of the Toll Free Telephone Numbers or services related thereto, (ii) the Seller does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (iii) there are not pending and, to the Seller's and the Stockholders' knowledge there are not threatened, any labor negotiations involving or affecting the Seller and, to the Seller's and the Stockholders' knowledge, no organizing activities involving union representation exist in respect of any of its employees, (iv) the Seller neither gives nor is bound by any express warranties relating to its services and, to the knowledge of the Seller and the Stockholders, there has been no assertion of any breach of warranties which could have a material adverse effect on the business or condition (financial or otherwise) of the Seller and, to the knowledge of the Seller and the Stockholders, there are no problems or potential problems with respect to any product sold or services provided by the Seller, (v) the Seller is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person or entity, (vi) the Seller is not a party to or bound by any agreement which based on current economic circumstances will result in a loss when performed, and (vii) the Seller is not a party to or bound by any agreement or involved in any transaction in which any officer, director, debtholder or stockholder, or any Affiliate or Associate of any such person has, or had when made, a direct or indirect material interest.

                      (v) CONTRACTS. Schedule 2.1(v) hereto contains a complete and correct list of any and all material contracts, commitments, obligations and undertakings, written or oral, to which the Seller is a party or otherwise bound. True and complete copies of all contracts, commitments, obligations and undertakings set forth in Schedule 2.1(v) hereto have been furnished to Buyer, and except as expressly stated in Schedule 2.1(v), each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is, to the knowledge of the Seller and the Stockholders, in default thereunder, and no event, occurrence, condition or act exists which, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder, and the Seller is not in default thereunder and no event, occurrence, condition or act exists by or on behalf of the Seller which, with the giving of notice or the lapse of time or both would give rise to a default by the Seller thereunder, and to the Seller's and the Stockholders' best knowledge, there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. To the Seller's and the Stockholders' knowledge there is no reason why any of the contracts listed on Schedule 2.1(v), could not be continued between Buyer and the Seller's contractual partners on the same terms and conditions as currently apply. Neither the Seller nor any Stockholder has any reason to believe that any of the Seller's contractual partners will terminate its relationship with the Seller as a result of the acquisition of the Seller's assets by Buyer.

                      (w) BROKERS. Except for Geneva Corporate Finance, Inc., the fees of which shall be borne by the Seller, no agent, broker, person or firm acting on behalf of the Seller or the Stockholders or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby, from the Seller or any of the Stockholders.

                      (x) DISCLOSURE. No representation or warranty made by the Seller or the Stockholders herein or in any of the Executed Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

                      (y) AFFILIATED TRANSACTIONS. Except as set forth in
Schedule 2.1(y) hereto, no Stockholder (i) is a party to any agreement, transaction or arrangement (oral or written) with or involving the Seller or any Associate or Affiliate of the Seller or any of its stockholders, or (ii) has any claim, monetary or otherwise, of any sort against the Seller. Notwithstanding anything to the contrary contained herein, each Stockholder hereby releases and discharges the Seller from all claims, actions or suits that any of them now has or may hereafter have against the Seller which would affect the Transferred Assets.

                      (z) CLAIMS AGAINST THE SELLER. Except as set forth in
Schedule 2.1(z) hereto, the Seller has no debts, obligations or liabilities owing to the Stockholders and, to the best knowledge of the Seller, nothing exists that could give rise to a claim by the Stockholders of any such debts, obligation or liability of the Seller to the Stockholders.

                      (aa) DISCLOSURE SCHEDULES. All schedules to this Agreement are integral parts to this Agreement. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another schedule to this Agreement. The Seller and the Stockholders are responsible for preparing and arranging the schedules corresponding to the lettered and numbered paragraphs contained herein. Disclosure made in a specific schedule shall not be deemed to have been disclosed with respect to any other schedule unless an explicit cross-reference appears.

                      (bb) PRINCIPAL PLACE OF BUSINESS; RESIDENCE. The Seller's principal place of business is located at 12 Main Street, Leominster, Massachusetts. David Dearborn resides at 16 Lakewood Park Road, Westminster, Massachusetts. Francis Quinn resides at 100 Stagecoach Road, Lancaster, Massachusetts.

                  2.2 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders severally represents and warrants to, and covenants and agrees with Buyer, with respect to such Stockholder as follows:

                      (a) CAPACITY; VALIDITY. Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against him in accordance with its terms.

                      (b) RIGHTS TO TOLL FREE TELEPHONE NUMBERS. Such Stockholder does not own or possess any rights in or to the Toll Free Telephone Numbers listed on Schedule 2.1(q) hereto.

                      (c) INVESTMENT INTENT. Such Stockholder acknowledges that none of the shares of Parent Common Stock are registered under the Securities Act or any state securities laws. The shares of Parent Common Stock are being acquired by such Stockholder for investment purposes only and not with a view to the distribution or resale thereof. Such Stockholder has no present intention to sell or otherwise dispose of the Parent Common Stock, except in compliance with the provisions of the Securities Act.

                      (d) RESTRICTIONS ON TRANSFER.

                          (i) Such Stockholder agrees that he will not transfer
or otherwise dispose of (each, a "Transfer") any of the shares of Parent Common Stock (or any interest therein) except upon the terms and conditions specified herein and such Stockholder will cause any subsequent holder of such Stockholder's shares of Parent Common Stock to agree to take and hold the shares of Parent Common Stock subject to the terms and conditions of this Agreement, if such shares of Parent Common Stock are required to include a legend pursuant to
Section 2.2(e)(ii) hereof.

                          (ii) Each certificate representing the shares of
Parent Common Stock issued to the Stockholders or to any subsequent stockholder shall include a legend in the following form; PROVIDED, HOWEVER, that such legend shall not be required (and shall be removed), and all other restrictions on transfer herein provided shall be removed, if a Transfer is being made as part of with a sale of shares of Parent Common Stock registered under the Securities Act, or in connection with a sale in compliance with Rule 144 under the Securities Act, as such Rule may be amended from time to time (each a "Public Sale"):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY

         STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF OR A VALID EXEMPTION THEREFROM.

                          (iii) Notwithstanding anything to the contrary in this
Section 2.2(e), such Stockholder shall not Transfer any of the shares of Parent Common Stock except to the extent permitted, and in accordance with, the Stockholders Agreement referred to in Section 4.1(h) hereof.

                  2.3 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to, and covenants and agrees with, the Seller as follows:

                      (a) ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it and is qualified in each other jurisdiction in which qualification is required for it to own, lease and operate its properties and carry on its business as presently conducted by it, except to the extent that failure to so qualify would not have a material adverse effect on the financial condition, business or operations of Buyer.

                      (b) AUTHORITY. The execution and delivery by Buyer of this Agreement and of each of the other Executed Agreements to which it shall be a party, the performance by Buyer of its obligations under this Agreement or such Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement and the Executed Agreements are, or when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by Buyer of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Buyer of its obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Buyer, (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation or (iii) interfere with or otherwise materially and adversely affect the ability of Buyer to carry on its business as now conducted.

                      (c) BROKERS. No agent, broker, person or firm acting on behalf of Buyer or under its authority is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby.

                  2.4 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to Seller and each of the Stockholders as follows:

                      (a) CAPITALIZATION. The authorized capital stock of Parent consists of (i) 15,000,000 shares of Common Stock, par value $.001 per share, of which 100,000 shares are designated Class B Common Stock ("Class B Stock") and
(ii) 7,000,000 shares of Series A Preferred Stock, par value $.001 per share. 2,485,000 shares of Common Stock are issued and outstanding or are reserved for issuance against outstanding options and warrants, of which 90,500 shares are Class B Stock, and 6,520,000 shares of Series A Preferred Stock are issued and outstanding. The shares of the Parent Common Stock being transferred to the Stockholders in accordance herewith shall be duly and validly issued and fully paid and non-assessable. The transfer of such shares of Parent Common Stock to the Stockholders as provided herein shall vest the Stockholders with good and marketable title to the Parent Common Stock, free and clear of all liens, charges, claims and encumbrances.

                      (b) ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it and is qualified in each other jurisdiction in which qualification is required for it to own, lease and operate its properties and carry on its business as presently conducted by it, except to the extent that failure to so qualify would not have a material adverse effect on the financial condition, business or operations of Parent.

                      (c) AUTHORITY. The execution and delivery by Parent of this Agreement and of each of the other Executed Agreements to which it shall be a party, the performance by Parent of its obligations under this Agreement or such Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Parent, and Parent has all necessary corporate power with respect thereto. This Agreement and the Executed Agreements to which Parent shall be a party are, or when executed and delivered by Parent shall be, the valid and binding obligations of Parent, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by Parent of such Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Parent of its obligations under such Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Parent, (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation or (iii) interfere with or otherwise materially and adversely affect the ability of Parent to carry on its business as now conducted.

                  3. COVENANTS. The Stockholders and the Seller jointly and severally covenant and agree to perform or take all reasonable actions to effectuate the following from the date hereof until the Closing Date:

                  3.1 INVESTIGATION BY BUYER. Buyer may, prior to the Closing Date, through its representatives (including its counsel, accountants and consultants) make such investigations of the properties, offices and operations of the Seller and such audit of the financial condition of the Seller as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect the Seller's or the Stockholders' representations, warranties and agreements hereunder. The Seller and the Stockholders shall permit Buyer and its authorized representatives to have, after the date hereof, full access to the premises and to all books and records and Returns of the Seller and Buyer shall have the right to make copies thereof and excerpts therefrom. The Seller and the

Stockholders shall furnish Buyer with such financial and operating data and other information with respect to the Seller as Buyer may from time to time reasonably request.

                  3.2 CARRY ON IN ORDINARY COURSE. Except with Buyer's prior written consent, the Seller shall, and each Stockholder shall cause the Seller to, carry on its business diligently and substantially in the same manner as heretofore conducted, and shall not (a) enter into or agree to enter into any extraordinary transaction, contract, lease or commitment, (i) declare any dividends, nor make any distributions or payments to the Stockholders other than employment compensation, (ii) redeem any shares of the Seller Stock, (iii) increase the compensation of any employee of the Seller, other than ordinary year-end increases or enter into any severance agreement or employment agreement with any employee of the Seller; (iv) loan or advance any amounts to any officer, director, stockholder or employee of the Seller or enter into any agreement with any of the foregoing or any person related to any of the foregoing, (v) acquire or dispose of any assets, other than in the ordinary course of business, and (vi) encumber or commit to encumber any of its assets,
(vii) take any action, or suffer any action to be taken, which could cause any of the representations or warranties of any Stockholders or the Seller contained herein not to be true and correct on and as of the Closing Date, or (viii) enter into any agreement to take any of the foregoing actions.

                  3.3 OTHER TRANSACTIONS. The Seller and the Stockholders shall not, and shall cause the Seller's directors, officers, stockholders, employees, agents and Affiliates or Associates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the business or assets of the Seller or any of its securities. Should the Seller or any of its Affiliates or Associates, during such period, receive any offer or inquiry relating to such acquisition, or obtain information that such an offer is likely to be made, they will provide Buyer with immediate written notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

                  3.4 CONSENTS. The Stockholders shall cause the Seller to, and the Seller shall, use its best efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit it to effectuate this Agreement and to consummate the transactions contemplated hereby (collectively, "Consents"). All such Consents will be in writing and copies thereof will be delivered to Buyer promptly after the Seller's receipt thereof but no later than immediately prior to Closing.

                  3.5 SUPPLEMENTAL DISCLOSURE. The Stockholders and the Seller agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing obligation prior to Closing to promptly supplement or amend the schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement and on the Closing Date, would have been required to be set forth or described in the schedules hereto.

                  3.6 PUBLIC ANNOUNCEMENTS. The Stockholders and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of Buyer under applicable securities laws.

                  4.  CONDITIONS TO CLOSING.

                  4.1 CONDITIONS OF BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to close under this Agreement is subject to the satisfaction of the following conditions any of which may be waived by Buyer in writing at or prior to Closing:

                      (a) DUE DILIGENCE. Buyer shall have completed, to its satisfaction, its business, legal, tax and accounting due diligence.

                      (b) AGREEMENTS AND CONDITIONS. On or before the Closing Date, the Stockholders and the Seller shall have complied with and duly performed all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

                      (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Stockholders and the Seller contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                      (d) LOSS, DAMAGE OR DESTRUCTION. Between the date hereof and the Closing Date there shall not have been any loss, damage or destruction to or of any of the assets, property or business of the Seller in excess of $50,000 in the aggregate, whether or not covered by insurance, nor shall the assets, properties, business or prospects of the Seller have been adversely affected in any way as a result of any fire, accident, or other casualty, war, civil strife, riot or act of God or the public enemy or otherwise.

                      (e) NO LEGAL PROCEEDINGS. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting the Seller which involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Seller.

                      (f) CERTIFICATE. Buyer shall have received a certificate dated the Closing Date and executed by the Stockholders and an authorized officer of the Seller to the effect that the conditions expressed in Sections 4.1(b), 4.1(c), 4.1(d) and 4.1(e) have been fulfilled.

                      (g) CONSENTS. Buyer shall have received all Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

                      (h) EMPLOYMENT AGREEMENTS. Buyer shall have entered into Employment Agreements with David Dearborn and Francis Quinn, in form and substance satisfactory to Buyer.

                      (i) STOCKHOLDERS AGREEMENT. The Stockholders shall have entered into a Stockholders Agreement, in form and substance satisfactory to Buyer.

                      (j) ESCROW AGREEMENT. The Seller and the Escrow Agent shall have entered into the Escrow Agreement.

                      (k) NAME CHANGE. Buyer shall have received a duly authorized and executed document which amends the certificate of incorporation of the Seller to change Seller's name to a name other than Protocol Communications Services, or any derivative thereof or any similar name, and is otherwise in form for filing with the Secretary of State of the Commonwealth of Massachusetts.

                      (l) CERTIFICATES OF STATUS. Buyer shall have received certificates from the Secretary of State of Massachusetts and of each jurisdiction set forth in Schedule 2.1(a) hereto, providing that the Seller has filed its most recent annual report, has not filed articles of dissolution and is in good standing in each such jurisdiction.

                      (m) OPINION OF COUNSEL. The Stockholders shall have furnished Buyer with a favorable opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, counsel for the Seller and the Stockholders, dated as of the Closing Date, and in form and substance satisfactory to Buyer.

                      (n) CERTIFICATE OF NET WORTH. Buyer shall have received a certificate from the Stockholders certifying that on and as of June 1, 1998, the Net Worth of the Seller is not less than [******].

                      (o) BILLS OF SALE. Buyer shall have received such bills of sale, deeds of transfer, assignments and other documents in form and substance satisfactory to Buyer conveying the Transferred Assets to Buyer.

                      (p) PHASE I ACQUISITIONS. Parent or a wholly-owned subsidiary thereof shall have successfully acquired the stock or assets of each of the Phase I Acquisitions.

                  4.2 CONDITIONS OF THE STOCKHOLDERS' AND THE SELLER'S OBLIGATIONS TO CLOSE. The obligations of the Stockholders and the Seller to close under this Agreement are subject to the following conditions any of which may be waived by the Seller in writing at or prior to Closing:

                      (a) AGREEMENTS AND CONDITIONS. On or before the Closing Date, Buyer shall have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

                      (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                      (c) CLOSING CERTIFICATE. The Stockholders shall have received a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that the conditions contained in Section 4.2(a) and (b) have been fulfilled.

                      (d) ESCROW AGREEMENT. Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

                      (e) OPINION OF COUNSEL. Buyer and Parent shall have furnished to the Seller with a favorable opinion of Gunderson Dettmer, counsel for Buyer and Parent, dated as of the Closing Date.

                      (f) LEASE AGREEMENT. Buyer or Parent and the Stockholders shall have entered into a Lease Agreement for property located at 12 Main Street, Leominster, Massachusetts, in form and substance satisfactory to the parties.

                      (g) PHASE I ACQUISITIONS. Parent or a wholly-owned subsidiary thereof shall have successfully acquired the stock or assets of each of the Phase I Acquisitions.

                  5. FURTHER ASSURANCES. From time to time after the Closing, and without further consideration, the Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order more effectively to Transfer to Buyer, to place Buyer in possession or control of, all of the rights, properties, assets and businesses intended to be Transferred hereunder, to assist in the collection of any and all such rights, properties and assets, and to enable Buyer to exercise and to enjoy all of the rights and benefits of the Seller with respect thereto.

                  6. TRANSFER TAXES. The Seller shall pay all income, gains and excise taxes, if any, incurred in connection with the transactions contemplated by this Agreement. With respect to any item that is exempt from sales or use tax on any basis, Buyer shall deliver to the Seller such certificates for such exemption as the Seller may reasonably request. Except as hereinabove provided, the party hereto which is responsible under applicable law shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the Transfer of the Transferred Assets pursuant to this Agreement. Each party hereto will cooperate to the extent practicable in minimizing all taxes (other than income taxes) and fees levied by reason of the Transfer of the Transferred Assets.

                  7.  INDEMNIFICATION.

                  7.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties of the Stockholders in this Agreement or in any document delivered pursuant hereto shall survive the Closing Date for a period of two years and shall then terminate; PROVIDED, HOWEVER, that (i) any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination and (ii) such time limitation shall not apply to the representations and warranties set forth in Sections 2.1(h), 2.1(j), 2.1(l) and 2.1(n) hereof, which shall survive until the expiration of the applicable statute of limitations.

                  7.2 INDEMNITORS; INDEMNIFIED PERSONS. For purposes of this
Section 7, each party which, pursuant to this Section 7, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the "Indemnitor", and each such person and entity who is entitled to be indemnified by any Indemnitor shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

                  7.3 INDEMNITY OF THE SELLER AND THE STOCKHOLDERS. The Seller and the Stockholders hereby jointly and severally agree to indemnify, hold harmless and reimburse Buyer and its directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of any
(a) breach or alleged breach of any representation or warranty of the Seller and the Stockholders contained in this Agreement, (b) any breach of any covenant or agreement of Seller or the Stockholders contained in the Agreement and (c) any failure by Seller to satisfy the Excluded Liabilities, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result therefrom. The Stockholders and the Seller further agree that they shall not, without the prior written consent of Buyer settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 7.3 from all liability arising out of such claim, action, suit or proceeding.

                  7.4 INDEMNITY OF BUYER. Buyer hereby agrees to indemnify, hold harmless and reimburse the Stockholders and the Seller and the Seller's directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of (a) any breach or alleged breach of any representation or warranty of Buyer contained in this Agreement, (b) any breach of any covenant or agreement of Buyer contained in the Agreement and (c) any Assumed Liability and the operation of the business after Closing, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result therefrom. Buyer further agrees that it shall not, without the prior written consent of the Seller, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of the Stockholders and the Seller under this Section 7.4 from all liability arising out of such claim, action, suit or proceeding.

                  7.5 LIMITATION ON INDEMNIFICATION. No Indemnified Person shall be entitled to assert any claim for indemnification arising out of a breach of representation or warranty under Section 7.3(a) or 7.4(a) hereof until such time as all such claims for indemnification shall exceed $30,000 in the aggregate, and then only to the extent of such excess. Further, the dollar amount of the indemnification obligations in respect of such claims for a breach of representations or warranties under each of Section 7.3(a) and 7.4(c) may not exceed, in the aggregate, the Cash Purchase Price (the "Claims Limitation"), unless the Indemnitor shall have provided information to Buyer or the Seller, as the case may be, in connection herewith, or made representations or warranties hereunder which, in either case the Indemnitor knew or should have known were inaccurate or misleading, or omitted facts necessary to make them not misleading, in which event the Claims Limitation shall not apply.

                  7.6 SPECIAL TAX INDEMNITY OF BUYER. Buyer hereby agrees to indemnify, hold harmless and reimburse the Seller from and against any and all income taxes imposed upon the Seller pursuant to Section 1374 of the Code ("Section 1374 Taxes") and any interest in connection therewith (other than interest arising as a result of any late filing by the Seller) as a result of the Transfer and for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred in connection with paying, investigating, preparing for or defending any action, claim, audit or other proceeding relating to such Section 1374 Taxes, whether or not any liability shall result therefrom. Notwithstanding the foregoing, Buyer shall have no liability hereunder for Section 1374 Taxes or associated costs and expenses, to the extent such Section 1374 Taxes or associated costs and expenses arise as a result of:

                      (a) the Seller reporting an amount of Section 1374 Taxes in excess of $25,000 on its Federal income tax return for the period including the Closing Date, or subsequently amending such return to reflect an amount of Section 1374 Taxes in excess of such amount;

                      (b) the Seller consenting to any adjustment of the amount of Section 1374 Taxes due with respect to the Transfer without the prior written consent of Buyer;

                      (c) any Section 1374 Taxes which are not directly attributable to the Transfer including, without limitation, any Section 1374 Taxes arising out of Seller's business operations during its taxable year including the Closing Date; and

                      (d) any Section 1374 Taxes in excess of the amount initially reported by the Seller on its Federal income tax return for the period including the Closing Date arising as a result of a breach of any of the representations and warranties of Seller contained in
         Section 7.7 hereof.

                  7.7 SPECIAL REPRESENTATIONS OF SELLER. In connection with
Section 7.6(d) hereof, the Seller represents and warrants to Buyer as follows:

                      (a) the Seller purchased the shares of the Seller's Common Stock owned by Dorothy F. Quinn (representing 51% of the outstanding shares of the Seller's Common Stock) for $23,000 and other consideration described in that certain Stock Purchase Agreement, dated November 19, 1990, and no other compensation was paid by the Seller to

         Dorothy F. Quinn in connection with the purchase of such shares except as set forth in such Stock Purchase Agreement or disclosed in writing to Buyer;

                      (b) neither the Seller nor any of its shareholders received any offer to purchase the stock of the Seller for an amount in excess of $46,000 or the assets of Seller for an amount in excess of $532,000 (including assumption of liabilities) or negotiated any such purchase during the period from January 1, 1990, through December 31, 1991;

                      (c) the Seller properly elected to be taxed as an S corporation under Section 1361 of the Code, effective as of January 1, 1991, and has qualified as an S corporation at all times thereafter;

                      (d) the Seller's U.S. Corporation Income Tax Return for 1990, as well as its balance sheet as of December 31, 1990, as furnished to Buyer, are true and correct in all material respects;

                      (e) not more than twenty-five percent (25%) of the persons reflected on the Seller's various customer lists as of December 31, 1990, remain on the Seller's customer lists as of the date hereof; and

                      (f) none of the Seller, or any of its officers, directors or shareholders is aware of any fact not previously disclosed to Buyer that would result in the valuation of Seller's stock on December 31, 1990, being in excess of $46,000.

                  7.8 PROCEDURES FOR INDEMNIFICATION; DEFENSE. Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor may assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; PROVIDED, HOWEVER, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense except as otherwise provided above in this Section 7.5, so long as such participation does not interfere with the Indemnitor's control of such litigation.

                  8.  NON-COMPETITION; CONFIDENTIALITY.

                  8.1 NON-COMPETITION. Following the Closing Date and for a period of three (3) years thereafter (the "Non-Competition Period"), the Seller and the Stockholders shall not, directly or indirectly, (a) engage in any business or activity that competes with the business in which the Seller or any of its Affiliates is then engaged, anywhere in the United States and elsewhere in the world (the "Business"); (b) enter the employ of any person or entity engaged in any business or activity that competes with the Business or render any consulting or other services to any person or entity for use in or with the effect of competing with the Business; or (c) have an interest in any business or activity that competes with the Business, in any capacity, including, without limitation, as an investor, partner, stockholder, officer, director, principal, agent, employee, or creditor; PROVIDED, HOWEVER, that nothing herein shall prevent the purchase or ownership by any Stockholder of less than 5% of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities and Exchange Act of 1934, as amended, and any stock hereafter owned of Parent.

                  8.2 NO COMPETING INTERESTS. Each Stockholder hereby represents and warrants to Buyer that he has no ownership or other interest in any business or activity that competes, directly or indirectly, with the Business.

                  8.3 NON-DISRUPTION. Following the Closing Date and for a period of five (5) years thereafter, the Seller and the Stockholders shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between the Seller or any of its Affiliates, on the one hand, and any of its customers, suppliers or employees, on the other hand.

                  8.4 CONFIDENTIALITY. The Seller and the Stockholders shall not use for his own behalf or divulge to any other person or entity any confidential information or trade secrets of or relating to Buyer in any manner whatsoever (except as authorized and required in connection with the Stockholders' relationship with Buyer or any of its affiliates during the term of such relationship or except as may be required under legal process by subpoena or other court order; PROVIDED, HOWEVER, that the Stockholder shall give Buyer prompt prior written notice thereof in order to contest such requirement or order). As used herein, confidential information shall consist of all information, knowledge or data relating to Buyer or any of its affiliates (including, without limitation, all information relating to inventions, procedures and operations, processes and methods, financial information, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available.

                  8.5 REMEDIES UPON BREACH. The Seller and the Stockholders acknowledge and agree that (a) Buyer shall be irreparably injured in the event of a breach by a Stockholder of any of his obligations under this Section 8; (b) monetary damages shall not be an adequate remedy for such breach; (c) Buyer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims which Stockholder may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of its rights under this Agreement.

                  9.  MISCELLANEOUS PROVISIONS.

                  9.1 CONFIDENTIALITY. The Seller, the Stockholders and Buyer agree not to, directly or indirectly, without the prior written consent of the other, use or disclose to any person, firm or corporation, any materials or information obtained in Buyer's due diligence investigation of Seller not a part of the Purchased Assets, or any of the terms of this Agreement, except as may be required by the disclosure obligations of Buyer under applicable securities laws or as may be required to be disclosed to the attorneys and/or accountants of the parties hereto in connection with the transactions contemplated hereby.

                  9.2 NOTIFICATION. Each party hereto shall give the other party or parties hereto prompt written notice of (a) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the party giving such notice made herein or pursuant hereto and (b) the taking of any action by the party giving such notice that would breach or violate, or constitute a default under, any agreement or covenant of such party made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of the parties made herein or pursuant hereto.

                  9.3 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  9.4 NOTICES. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given when delivered by hand, telecopied or posted in the United States mail by registered or certified mail with postage pre-paid, return receipt requested, (a) if to Buyer, to Teleservices Holdings Corporation, c/o Hertzog, Calamari & Gleason, 100 Park Avenue, New York, New York 10016, Attention: John D. Vaughan, Esq., facsimile number: (212) 213-1199; and (i) if to the Seller or the Stockholders, to 100 Stagecoach Road, Lancaster, MA 01523, Attention: Francis L. Quinn, facsimile number: (978) 534-7490, or to such other address(es) as shall be specified by like notice to the other parties.

                  9.5 AMENDMENTS. This Agreement may be amended or modified at any time prior to the Closing Date, but only by a written instrument executed by all of the parties hereto.

                  9.6 ENTIRE AGREEMENT. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

                  9.7 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York. The parties hereby consent to the exclusive jurisdiction of Federal and New York State courts located in the County of New York and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.

                  9.8 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

                      (a) By mutual written agreement of Buyer and the Seller;

                      (b) By either Buyer or the Seller, if the Closing has not occurred within thirty (30) days after execution of this agreement, upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the principal reason for the Closing's failure to occur;

                      (c) Subject to the provisions of Section 9.9 hereof, by Buyer, by written notice to the Seller, if there has been a material violation or breach of any of the Stockholders' or the Seller's covenants or agreements made herein or in connection herewith or if any representation or warranty of the Stockholders or the Seller made herein or in connection herewith proves to be materially inaccurate or misleading when made; or

                      (d) Subject to the provisions of Section 9.9 hereof, by the Seller, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading when made.

                  9.9 EFFECTS OF TERMINATION. If this Agreement is terminated as provided in Section 9.8 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective stockholders, officers, directors or employees), except based on the agreements contained in Section 7.3 and 7.4 hereof; PROVIDED, HOWEVER, that if Buyer terminates this Agreement pursuant to Section 9.8(c) hereof, or the Seller terminates this Agreement pursuant to Section 9.8(d) hereof, the non-terminating party shall remain liable for any breach hereof.

                  9.10 HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

                  9.11 FEES AND DISBURSEMENTS. Buyer shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, execution and delivery of this Agreement and the fees and expenses and disbursements of the counsel to the Seller and the Stockholders shall be paid by the Stockholders.

                  9.12 ASSIGNMENT. This Agreement may not be assigned by the Seller without the prior written consent of Buyer. This Agreement may not be assigned by Buyer, except for an assignment by Buyer to any Affiliate, without the prior written consent of the Seller.

                  9.13 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  9.14 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement the day and year first above written.


                          TELESERVICES ACQUISITION SUB 1 INC.



                          By: /s/ Richard F. Gaccione
                             -------------------------------------------------
                              Title: Chairman


                          TELESERVICES HOLDINGS CORPORATION
                          with respect only to Sections 1.5(a) and 2.4 hereof



                          By: /s/ Richard F. Gaccione
                             -------------------------------------------------
                              Title: Chairman


                          PROTOCOL COMMUNICATIONS
                          SERVICES, INC.


                          By: /s/ Francis L. Quinn
                             -------------------------------------------------
                              Title: President


                          STOCKHOLDERS:



                          /s/ David Dearborn
                          ----------------------------------------------------
                          David Dearborn


                          /s/ Francis L. Quinn
                          ----------------------------------------------------
                          Francis Quinn





                                       29